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                                                                    Exhibit 99.1


                K-TRON ACQUIRES PENNSYLVANIA CRUSHER CORPORATION

PITMAN, NEW JERSEY - - JANUARY 6, 2003 - - K-Tron International, Inc. (NASDAQ-KTII) today announced the acquisition of all of the stock of privately-held Pennsylvania Crusher Corporation ("PCC") and its wholly-owned subsidiary, Jeffrey Specialty Equipment Corporation ("Jeffrey"). The purchase price was $23.5 million, of which $19.5 million was paid in cash and $4.0 million was in unsecured, promissory notes which are payable in equal, annual installments on January 2 in each of 2005, 2006 and 2007. The purchase price is subject to adjustment based on PCC's consolidated stockholders' equity at December 31, 2002.

Pennsylvania Crusher Corporation (http://www.penncrusher.com), which is headquartered in Broomall, Pennsylvania and has a manufacturing facility in Cuyahoga Falls, Ohio, is a leading manufacturer of size reduction equipment which is sold to electric utility companies to crush coal for use in coal-fired power generation plants. Tracing its roots back to 1905, PCC estimates that its machines crush a significant majority of all U.S. steam coal for the electric utility industry. PCC equipment most commonly used by power plants includes hammermills, Bradford breakers, Coalpactors(R), cage mills, granulators (ring hammermills), clinker crushers and grinding mills. A substantial part of PCC's business comes from replacement parts sales since it has a large installed base of equipment.

Jeffrey Specialty Equipment Corporation (http://www.jeffreycorp.com), which is located in a manufacturing/office facility in Woodruff, South Carolina near Greenville, is a leading manufacturer of industrial hammermills for size reduction used primarily by the paper and pulp industries to crush wood for the production of paper. Jeffrey, whose origins go back to 1874, also manufactures large-scale vibratory feeders for use in feeding coal, minerals, chemicals and bulk materials. Like PCC, replacement parts sales are a major part of Jeffrey's business.

Top management of PCC is expected to remain following the acquisition, including John Whalen, the Chairman and Chief Executive Officer, Don Melchiorre, the President and Chief Operating Officer, Don Carrozzino, Vice President, Finance and Chief Financial Officer, and Nancy S. Hansen, Vice President,
Administration.

For the trailing 12-month period ended November 30, 2002, PCC's unaudited consolidated (with Jeffrey) net sales were $34.76 million and its unaudited consolidated operating income was $4.57 million. The acquisition was structured as a corporate leveraged buy-out, with the Philadelphia office of National City Bank providing $15 million of financing through two tranches of term debt and a revolving credit facility. These loans were made directly to PCC with no recourse to K-Tron. K-Tron also borrowed $5 million in connection with the transaction from The Bank (formerly The Bank of Gloucester County), a subsidiary of Fulton Financial Corporation, and issued the $4 million of notes payable to the selling stockholders. There was no subordinated debt or K-Tron stock involved. Also, neither PCC nor Jeffrey has any debt for money borrowed except for the acquisition financing from National City Bank, including an additional $2 million of availability under the revolving credit line for working capital purposes.

Commenting on the acquisition, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, "We are exceptionally pleased to be able to add Pennsylvania Crusher



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Corporation and Jeffrey Specialty Equipment Corporation to K-Tron's growing family of high-quality material handling businesses. PCC and Jeffrey have excellent market positions and reputations, good profitability, solid product offerings, quality management and work forces and strong cash flow production capability, driven largely by a steady replacement parts business that constitutes a significant portion of their revenues. The fact that PCC and Jeffrey serve very different material handling markets than K-Tron does today and generate a major part of their business from the sale of replacement parts will broaden and diversify K-Tron's business and reduce our dependence on some of the more cyclical markets that we serve, such as plastics and chemicals." John Whalen, Chairman and Chief Executive Officer of both PCC and Jeffrey, added, "The entire management teams at PCC and Jeffrey are enthusiastic about the increased opportunities that the acquisition by K-Tron will afford PCC and Jeffrey, particularly with respect to global expansion."

While indicating that K-Tron does not intend to provide guidance to the market with respect to future earnings, Mr. Cloues said that he expects the acquisition of PCC and Jeffrey to be accretive to K-Tron's earnings and cash flow per share in 2003.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

                                    * * * * *

This news release contains statements that are or may be deemed forward-looking relating to the acquisition of PCC and Jeffrey, including the retention of top management of PCC, their future prospects, their expected contribution to the Company's 2003 earnings and cash flow per share and related matters, which statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated or suggested by such forward-looking statements include the possibility of reduced demand for their equipment, the failure of bookings for new equipment and replacement parts to be received as currently anticipated, and the possibility that future economic and business conditions will be less favorable than the Company currently expects. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained herein. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.


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